Exhibit 10.1

FARMOUT AGREEMENT

This Farmout Agreement ("Agreement") is made and entered into this 28th day of February, 2014, by and between Fort Peck Energy Company, LLC, a Delaware Limited Liability Company whose address is 1515 Wynkoop Street, Suite 360, Denver, Colorado 80202 U.S.A. ("FPEC") and Samson Oil and Gas USA Montana, Inc., a Colorado corporation whose address is 1331 17th Street, Suite 710, Denver, CO 80202 U.S.A. ("Samson") (Samson and FPEC are each a "Farmor" and collectively are the "Farmors"), and Momentus Energy LLC, a Delaware Limited Liability Company whose address is 1221 Avenue of the Americas, New York, NY 10020 ("Momentus" or "Farmee"). FPEC, Samson and Momentus are each a "Party" and collectively are the "Parties".

RECITALS

WHEREAS, the Farmors own, collectively, an undivided one hundred percent (100%) leasehold interest in the oil and gas leases and lands described in Exhibit 1 (the "Farmout Lands") and depicted on the map attached as Exhibit 2, excluding there out those two (2) sections of lands as identified in crossed-hatch and more specifically described below as the Workover Lands; and

WHEREAS, FPEC owns a net thirty three and one third percent (33.30%) leasehold interest, and Samson owns a net sixty six and two thirds percent (66.70%) leasehold interest in the Farmout Lands; and

WHEREAS, Farmors agree that Momentus may earn an undivided fifty percent (50%) working interest in Farmors leasehold interest in the Farmout Lands by procuring approximately twenty (20) square miles of three dimensional seismic data which will be located on the Farmout Lands as depicted on map in Exhibit 3 (the "Seismic Data Lands"), and drilling a well horizontally within the Bakken Formation to a minimum lateral length of four thousand and nine hundred feet (4,900'), such well to be drilled within the boundaries of the Seismic Data Lands (the "Test Well"), subject to the terms and conditions set forth below; and

WHEREAS, Samson holds: (i) a one hundred percent (100%) working interest in the horizontally drilled Australia II 12 KA 6 Well (the “Australia II Well”) and the related spacing unit which is all of Section 29, T28N, R55E (the “Australia Workover Lands”) and; (ii) a 99.978565% working interest in the Gretel II 12 KA 3 Well (the “Gretel II Well”) (collectively, the Australia II Well and the Gretel II Well are referred to as the “Existing Wells”) and the related spacing unit which is all of Section 26, T28N, R53E, (the “Gretel Workover Lands”) (collectively, the Australia Workover Lands and the Gretel Workover Lands are referred to as the “Workover Lands”) both in Roosevelt County, Montana (the oil and gas leases and lands covered by the Workover Lands are described in Exhibit 4A (attached) and the Workover Lands are shown in crossed-hatch areas on the map attached as Exhibit 4B); and

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WHEREAS, Samson agrees that Momentus shall have the right to earn an undivided fifty percent (50%) working interest in the Australia Workover Lands and Australia II Well if Momentus conducts workover operations on the Australia II Well, subject to the terms and conditions set forth below; and

WHEREAS Samson agrees that Momentus shall have the right to earn an undivided fifty percent (50%) working interest in the Gretel Workover Lands and Gretel II Well, if Momentus conducts workover operations on the Gretel II Well, subject to the terms and conditions set forth below;

NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

AGREEMENT

1. Three Dimensional Seismic Data Acquisition:

(a) On or before February 28, 2014, Momentus will provide a written proposal to Farmors, describing the program to acquire approximately twenty (20) contiguous square miles of three dimensional seismic data on the Seismic Data Lands with a projected cost of approximately $ 1,200,000.00 U.S. Dollars ("3D Seismic Data Program"). The 3D Seismic Data Program will include the acquisition and processing parameters. Momentus may proceed with the acquisition of the 3D Seismic Data Program upon the approval of the 3D Seismic Data Program by Farmors, which approval shall not be unreasonably denied or delayed. If Momentus does not provide a seismic program reasonably acceptable to Farmors, then the rights of Momentus under this Agreement shall terminate and Momentus shall not incur any liability to the Farmors.

(b) Within thirty (30) days of approval of the 3D Seismic Data Program by Farmors (subject to approval from the BIA or other related governmental agencies, permits being obtained, seismic contractors availability and weather delays/conditions), Momentus shall commence or cause to be commenced the 3D Seismic Program (“Seismic Date”) . Momentus will arrange for the simultaneous transmission to Farmors of all field data and processed data as such data are received from the seismic vendor. Upon completion of the 3D Seismic Data Program Momentus will provide each of Farmors, at no cost or expense, one (1) licensed copy of data which shall include both field and processed data provided that the Farmors agree to be bound by the terms of such license. Momentus shall hold one hundred percent (100%) of all trading rights pertaining to the data from the 3D Seismic Program and will be entitled to receive one hundred percent (100%) of all rights and benefits related to the marketing and sales(s) of the data to third parties.

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(c) In the event the 3D Seismic Data Program is not commenced on or before the Seismic Date, or the data received from the 3D Seismic Data Program is not processed and interpreted by Momentus on or before six (6) months after the Seismic Date, then the rights of Momentus under this Agreement shall terminate and Momentus shall not be incur any liability to the Farmors.

(d) Momentus shall, within forty five (45) days following the receipt of a Pre- stack Time Migrated (PSTM) data volume received from the 3D Seismic Data Program (the date forty five (45) days following receipt of same being the "Option Date"), provide a full presentation of its interpretation of the processed data to the Farmors, including all interpretation project data volumes (which would include, but not be limited to, digital horizon files, fault files, map files, seismic synthetics, etc., as well as hard copies of same) and a power-point presentation of the resulting interpretation. In the event Momentus fails to make its presentation to Farmors by the Option Date, then the rights granted to Momentus to earn an interest in the Farmout Lands from the Farmors as a result of drilling the Test Well under this Agreement shall terminate and Momentus shall not incur any liability to the Farmors.

2. Test Well:

(a) Subject to the results of the 3D Seismic Date Program and Momentus’ interpretation of such processed data, Momentus shall have the option to elect, in its sole discretion, to drill a Test Well. Momentus shall drill the Test Well pursuant to the terms of the Amended JOA (as hereinafter defined). Momentus shall notify Farmors on or before the Option Date in writing of its election to drill a Test Well. The notification shall include the location that the Test Well will be drilled, which shall be on the Seismic Data Lands and will provide that the well bore and bottom hole location shall be located entirely within the Seismic Data Lands. Momentus shall thereafter prosecute the drilling of the Test Well diligently, without unnecessary delay and in a workmanlike manner horizontally to a minimum lateral length of four thousand and nine hundred feet (4,900') within the Bakken Formation as defined as the stratigraphic equivalent found at a measured depth of 9,418 to 9,440 feet TVD in the Australia II 12 KA 6 well located in the NW4NW4 of Section 29, T28N-R55E, in Roosevelt County, Montana (the "Contract Depth''). The Test Well shall be designed in a manner to allow evaluation of the Bakken Formation. Momentus shall use its commercially reasonable efforts to commence or cause to be commenced the actual drilling of a Test Well within ninety (90) days following the Option Date (the “Spud Date”), subject to the availability of a drilling rig capable of drilling to the Contract Depth, surface conditions of the access road and well pad location, and the receipt of the following necessary regulatory approvals:

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(i) An Application for Drilling Permit approved by the BLM, the BIA, and the MBOGC;

(ii) A surface use agreement with the surface owners for the access road and well pad location; and

(iii) Any necessary Montana or Tribal road access permits for the movement or hauling of equipment exceeding the normal load rating for the access roads to the well pad location.

If Momentus cannot commence drilling of the Test Well within ninety (90) days following the Option Date as a result of a delay caused by any of the foregoing or as a result of an event of Force Majeure, the Spud Date shall be extended for a reasonable period thereafter for so long as it takes Momentus to resolve such matters causing the delay.

(b) Momentus shall notify Farmors of the spudding of the Test Well. After drilling has commenced and until the Test Well has been completed or plugged and abandoned as a dry hole, Momentus shall furnish to Farmors daily reports as to the progress of drilling the Test Well.

(c) Momentus shall bear 100% of Farmors' proportionate share of any costs, expenses or risks of drilling, testing, completing, and equipping through the production tanks, or, if determined pursuant to Section 2(e) that the well is not capable of producing oil and gas in commercial quantities, the plugging and abandoning the Test Well.

(d) Momentus agrees to promptly test any formation that either before or after logging appears favorable for the production of oil and or gas in the opinion of a reasonably prudent operator.

(e) If the Test Well proves to be capable of producing oil and or gas in commercial quantities, in the sole discretion of Momentus, it shall be equipped for production by Momentus through the crude oil tanks and natural gas metering facilities provided by Momentus. If the Test Well proves to be incapable of producing oil or gas in commercial quantities, in the sole discretion of Momentus, then Momentus shall plug the same in accordance with the laws of Montana, and shall reclaim the site in accordance with the Amended JOA.

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3. Substitute Well:

If during the drilling of the Test Well Momentus encounters impenetrable substances or other conditions making further drilling impracticable, Momentus may elect to discontinue drilling the Test Well before Contract Depth is reached. Momentus shall have the right but not the obligation to drill a substitute well ("Substitute Well") at a location selected by Momentus within the Seismic Data Lands, provided the actual drilling of the Substitute Well is commenced not later than one hundred and twenty (120) days after the abandonment of the original Test Well. If the Substitute Well is drilled, tested, and completed or if found not to be capable of commercial production pursuant to Section 2(e), plugged and abandoned in accordance with all of the requirements specified for the original Test Well, the Substitute Well shall be considered as the original Test Well for all purposes of this Agreement. Each reference herein to the Test Well shall include a reference to a Substitute Well. All of the costs of drilling, testing, completing, and equipping or, if found not to be capable of commercial production pursuant to Section 2(e), plugging and abandoning in accordance with all of the requirements specified for the original Test Well for the Substitute Well shall be borne by Momentus and Momentus shall not incur any liability to the Farmors.

4. Failure to Drill the Test Well:

If Momentus does not commence, or cause to be commenced, the drilling of the Test Well by the Spud Date (subject to any extension to the Spud Date in the event of a delay provided for in Section 2(a) above) or the Substitute Well if applicable, then Momentus will lose any rights to earn a fifty percent (50%) working interest in the Farmout Lands exclusive of the Workover Lands and this Agreement shall terminate and Momentus shall not incur any liability to the Farmors.

5. Earning Provision – Assignment Of Interest In Farmout Lands:

Within fifteen (15) days after Momentus has reached Contract Depth in the Test Well consistent with the provisions of this Agreement, Momentus shall earn an undivided fifty percent (50%) working interest in and to the Farmout Lands, subject to its working interest share of all existing burdens listed in Exhibit 7 attached hereto. Upon earning Samson and FPEC shall execute and deliver all such assignments and documents as may be reasonably required to effect the assignment of the earned interest in the Test Well and the Farmout Lands, free and clear of all burdens other than those burdens set forth in Exhibit 7.

The assignment and the date of earning shall be effective as of 7:00 A.M on the first day of the month following date Contract Depth was reached in the Test Well (“Test Well Earning Date”). Following the effective date of earning, the interest in the Test Well's leasehold operating rights, material and equipment and the production from the Test Well, shall be owned by the Parties as set forth on Exhibit A of the Amended JOA and the Test Well shall be operated as a well drilled for the joint account under the terms and provisions of the Amended JOA.

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6. Scope of Assignment:

Any assignment of interest made under this Agreement shall be subject to all of the provisions of this Agreement and shall be in forms attached as Exhibits 6-A, 6-B, and 6-C. Any assignment shall be made with warranty of title against claims arising by, through or under, but not otherwise. The Parties shall execute BIA, BLM or county forms of assignment, as applicable, to convey the subject interests to Momentus.

7. Joint Operations for the Test Well following Earning:

If and when Momentus earns an interest in the Farmout Lands in accordance with this Agreement, the Farmors shall become responsible for their working interest ownership share of costs and expenses as to the after earning percentages as described in Exhibit 7 . The Amended JOA shall govern all operations on jointly-owned Farmout Lands, but in the event of any conflict between the Amended JOA and this Agreement, this Agreement shall be the governing Agreement.

8. Operatorship:

Provided that Momentus successfully earns its interest in the Farmout Lands in accordance with Section 5, the Parties to the Amended JOA shall appoint Momentus to be the operator on the Farmout Lands pursuant to the terms of the Amended JOA and Samson shall, in accordance with its obligations under the Amended JOA, do all things necessary to infer operatorship (including delivery of all books and records pertaining to joint operations) on Momentus as of the Test Well Earning Date in Section 5 hereto.

9. Well Information:

Momentus shall provide Farmors with the geological information (in paper and electronic form) as provided for in the Amended JOA for the Test Well and any other well that may be drilled in accordance with this Agreement.

10. Workover of Existing Wells on Workover Lands:

(a) Upon written certification from Momentus that it has signed an agreement with a geophysical data acquisition company to acquire the 3D Seismic Data Program, Samson shall provide Momentus access to review the well files and related data and information (the “Well Data”) pertaining to the Existing Well(s). Momentus shall review the Well Data at Samson's office during normal business hours or at a location that is mutually agreed upon between Samson and Momentus.

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(b) Within forty five (45) days following Momentus' review of the Well Data, but no later than June 1, 2014, Momentus may provide to Samson a detailed written workover program for either one or both of the Existing Wells (the “Workover Program”), which will be subject to Samson’s approval in its entirety which shall not be reasonably denied or delayed. The Workover Program will describe the proposed operations to be performed, the costs associated with the workover operation and the date on which the work will be commenced. The Workover Program for one or both of the Existing Wells shall include construction of a 75 KVA three phase power supply to the respective Existing Well/s. Said power supply construction to at least one of the Existing Wells would need to begin within one hundred and twenty (120) days following the first day of production of oil and gas. If Momentus does not submit to Samson the Workover Program by June 1, 2014 and/or does not complete the Workover Program, including the above mentioned construction of the power supply to the respective Existing Well/s, Momentus’ right to conduct the Workover Program and Momentus’ right to earn a working interest as set forth below in either or both of the Existing Wells and associated Workover Lands shall terminate and Momentus shall not incur any liability to Samson.

(c) Upon Samson's approval of the Workover Program, Samson shall designate Momentus as the designated operator of either or both of the Existing Wells, as applicable pursuant to the Workover Program, with the Bureau of Land Management ("BLM"), the State of Montana ("Montana"), the Montana Board of Oil and Gas Conservation ("MBOGC"), the Bureau of Indian Affairs ("BIA"), and the Fort Peck Tribes Departments of Minerals, and Natural Resources.

(d) The Workover Lands are subject to a Joint Operating Agreement between Farmors (the "JOA"), attached as Exhibit 5. Upon approval of the Workover Program, Momentus, Samson and FPEC will amend the JOA to add Momentus as a party to the JOA and to name Momentus as operator of either or both of the Existing Wells , pursuant to the Workover Program, as applicable (the "Amended JOA''). In the event that one of the Existing Wells is completed for production of oil or gas, then upon completion of such well, (i) all costs (including but not limited to all equipping and operating costs) incurred after conclusion of the portion of the Workover Program applicable to such well and (ii) the revenue received from such well will be shared by Momentus fifty percent (50%) and Samson fifty percent (50%), pursuant to the terms of the Amended JOA. If an Existing Well is abandoned or otherwise determined to be incapable of production in commercial quantities at the time Momentus completes the Workover Program as determined in the sole discretion of Momentus then all costs of the plugging and of the abandonment operations of such well shall be borne one hundred percent (100%) by Momentus. All plugging and abandonment operations shall be conducted in accordance with the terms of the Amended JOA, including the right of a Party to take over the Existing Well proposed to be plugged and abandoned pursuant to Section VI(E) of the Amended JOA. If, pursuant to the Amended JOA, a Party decides to take over the Existing Well proposed to be plugged and abandoned than Momentus shall have no further obligation or liability associated with plugging and abandoning such Existing Well and shall transfer operatorship to the Party taking over such Existing Well.

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(e) The Amended JOA shall also be amended as to Exhibit C thereof (“Accounting Procedure Joint Operations”), Article III Overhead, paragraph 1. Drilling and Producing Operations, subsection A. Technical Services, subparagraph (ii.) to amend the selection from “Alternative 1-All Overhead” to now read “Alternative 3-Drilling Direct”.

(f) Within sixty (60) days following the date the Workover Program is approved by Samson (but subject to rig availability, surface conditions, regulatory requirements, and the results of Momentus’ seismic review, in its sole discretion Momentus, as the designated operator of either or both of the Existing Wells, as applicable pursuant to the Workover Program, shall entirely at its own cost, risk and expense, commence and conduct the operations in the same manner as proposed in the approved Workover Program. If the Workover Program includes workover of both Existing Wells, then Momentus' operation of the second Existing Well shall commence within ninety (90) days following the conclusion of the portion of the Workover Program relating to the Existing Well first subject to such Workover Program.

(g) Within fifteen (15) days after Momentus has concluded the portion of the Workover Program applicable to an Existing Well in a manner consistent with the provisions of this Agreement (“Workover Earning Date”) Momentus shall earn an undivided fifty percent (50%) working interest in such Existing Well and an undivided fifty percent (50%) of Samson's leasehold interest in the Workover Lands applicable to such Existing Well, subject to its working interest share of all existing burdens listed in Exhibit 7 attached hereto. Upon earning Samson shall execute and deliver all such assignments and documents as may be reasonably required to effect the assignment of the earned interest in such Existing Well and the applicable Workover Lands, free and clear of all burdens other than those burdens set forth in Exhibit 7.

11. Plugging And Abandonment:

Upon abandonment of the either one or both of the Existing Wells or of the Test Well pursuant to this Agreement, Momentus agrees to plugging operations to be conducted in accordance with the Amended JOA and the rules and regulations established by the State of Montana and other governmental agencies.

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12. Well Access:

Farmors shall have access to the rig floor (and the location of any operation pursuant to this Agreement), at its own cost, risk, expense, and Samson shall be entitled to all information free of cost to the workover operation, equipping, operating and production data, as it relates to the Existing Well(s) and Farmors shall be entitled to all information of the drilling, testing, surveying, completing, equipping, operating and production data of the Test Well.

13. Prerequisite Corporate Qualifications:

Momentus, on or before April 30th, 2014, shall file all the necessary and requisite paperwork to be qualified to hold oil and gas leases on Indian lands and conduct business operations contemplated by this Agreement. The actions taken by Momentus shall include, but are not limited to, the following:

(a) Form a business entity under the laws of a State within the United States of America for its operating activities in Montana and the United States;

(b) Register Momentus to do business in Montana;

(c) File corporate paperwork as necessary for Momentus to do business on an Indian reservation, including but not limited to a performance bond, an irrevocable letter of credit, or other form of surety with the BIA;

(d) File corporate paperwork as necessary for Momentus to do business on an Indian reservation with the BLM; and

(e) File corporate paperwork as necessary for Momentus to do business on the Fort Peck Indian Reservation with the necessary Tribal Departments as follows:

(i)	Minerals Department;

(ii)	Natural Resources Department; and

(iii)	Tribal Employment Rights Office.

14. Assignment of Project Development Agreement:

The Farmors, on or before fifteen (15) days prior to the Spud Date, shall initiate the process for approval of the assignment of fifty (50%) percent of their interests in the Project Development Agreement between the Assiniboine and Sioux Tribes of the Fort Peck Reservation (the "Tribes") and FPEC dated December 12, 2011 (the "PDA") pursuant to this Agreement, subject to the performance of Momentus under Sections 1 through 6 of this Agreement. The assignment will require a resolution from the Fort Peck Tribal Executive Board ("TEB") as the duly elected body representing the Tribes. The assignment of the PDA will be limited to the assignment of interests to Momentus in the event the Test Well or subsequent wells are drilled on Farmout Lands which include in an approved spacing unit in that portion of the bed of the Missouri River owned by the Tribes.

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15. Liens:

Momentus will not allow any liens to attach to the Workover Lands or Farmout Lands during the Workover Program or during the drilling operations of the Test Well. Momentus shall promptly satisfy all obligations for which a lien could attach to the Workover Lands or the Farmout Lands by operation of law so that such liens are never perfected or enforced due to default by Momentus, its successors, or assigns. It is agreed that the perfection or filing of such lien against the Workover Lands or the Farmout Lands shall be considered a material breach of this Agreement unless Momentus shall, within sixty (60) days from the date of such perfection or filing, either:

(i)	cause such lien to be released; or

(ii)	if Momentus claims that such lien does not result from a bona fide indebtedness, furnish security satisfactory to Farmors that Momentus will cause such lien to be released.

16. Representations and Warranties of the Parties:

Each Party severally and not jointly makes the following representations and warranties as of the date hereof:

(a) Status. It is duly organized, validly existing and in good standing under the laws of its organization, and is licensed to do business in the State of Montana.

(b) Power. It has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its governing documents, any material provision of any agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to it.

(c) Authorization and Enforceability. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

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(d) Finder’s Fees. It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement for which the other Parties shall have any obligation or liability.

17. Representations And Warranties Of Farmors:

Farmors, each as an individual company owns a leasehold and certain working interest in the Farmout Lands and in the Workover Lands, make the following representations and warranties individually as of the date hereof:

(a) No Liens. Other than as set forth in Exhibit 7, the Farmout Lands and Workover Lands are free and clear of all liens and encumbrances arising by, through or under Farmors, but not otherwise.

(b) No Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the knowledge of Farmors, threatened against Farmors.

(c) Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of Farmors, threatened (i) against Farmors with respect to the Farmout Lands and Workover Lands or (ii) that impedes or is likely to impede Farmors' ability to consummate the transaction contemplated by this Agreement.

(d) Judgments. There are no unsatisfied judgments or injunctions issued by a court or federal, state, municipal, tribal or other governmental entity outstanding against Farmors, nor are Farmors in violation or default under any order, writ, injunction, or decree of any court or federal, state, municipal or other governmental entity.

(e) No Unrecorded Interests. Farmors have not granted any interest in any of the Farmout Lands or Workover Lands that is not of record in Roosevelt or Richland Counties, Montana, as of the date hereof, and to the knowledge of Farmors, no third party has granted, or is entitled to, any interest in any lease that is subject to this Agreement, as of the date hereof.

(f) Rights of First Refusal or Preferential Rights to Purchase. None of the Farmout Lands or Workover Lands are subject to any rights of first refusal or other preferential or pre-emptive rights of purchase whereby any person (including the other Farmor) would have the right to acquire any of the Farmout Lands as a consequence of Momentus conducting the work and earning an interest in any of the Farmout Lands or Workover Lands or the Existing Wells in accordance herewith, except as shown on Schedule I.

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(g) Areas of Mutual Interest. None of the Farmout Lands or Workover Lands are subject to an agreement which provides for an area of mutual interest, except as shown on Schedule II.

(h) Notice of Default. Farmors have not received written notice of any default or purported default under any of the title and operating documents pertaining to the Farmout Lands or the Workover Lands that remains outstanding in any material respect or that has not been remedied in all material respects and to the knowledge of the Farmors, there has been no act or omission by the Farmors that reasonably could constitute a breach of or a default under any such title and operating document that has not been remedied in all material respects or which, if un-remedied, could reasonably be expected to have a material adverse effect on the value of the Farmout Lands or Workover Lands.

(i) Applicable Laws. Farmors have not received written notice of any breach or purported breach of any applicable law pertaining to the Farmout Lands or Workover Lands or the ownership or operation, if any, thereof (excluding any applicable law relating to the environment) that remains outstanding in any material respect or that has not been remedied in all material respects and, to the knowledge of the Farmors, there has been no act or omission by either of the Farmors that reasonably could constitute a breach of any such applicable law that has not been remedied in all material respects or which, if un-remedied, could reasonably be expected to have a material adverse effect on the value of the Farmout Lands or Workover Lands.

(j) Lease Payments. to the extent pertaining to the Farmout Lands or Workover Lands: (i) all lessor royalties and all lease rentals; (ii) all ad valorem and property taxes; and (iii) all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production (if any) of petroleum substances or any of them or the receipt of proceeds from the sale thereof, that became due and payable to third parties on or prior to the date of this Agreement or on the date that Momentus earns an interest in any of the Farmout Lands or Workover Lands have been fully paid, except, in each case, for amounts that are being disputed in good faith.

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(k) Environmental Notices. Farmor has not received written notice of any orders or directives from any government authority: (i) that are specific to the Farmout Lands or Workover Lands or any portion thereof, related to environmental liabilities which require any work, repairs, construction or capital expenditures with respect to the Farmout Lands or Workover Lands which have not been complied with in all material respects; and with respect to the breach of any applicable law relating to the environment that are specifically applicable to the Farmout Lands or Workover Lands or any portion thereof which remain outstanding in any material respect.

(l) Permits. The Farmors possesses all material permits necessary for the operation of the Farmout Lands or Workover Lands.

(m) AFEs. there are no authorities for expenditure or other financial commitments pertaining to the Farmout Lands or Workover Lands.

(n) Wells. All wells (including the Existing Wells) located on the Farmout Lands or Workover Lands have been drilled, completed, constructed, installed, maintained and operated and, if applicable, abandoned in all material respects in accordance with good oil and gas field practices and the material requirements of applicable law.

(o) Operations. All operations conducted on the Farmout Lands or Workover Lands have been conducted in all material respects in accordance with good oil and gas field practices and the material requirements of applicable law.

(p) No Midstream Agreement. There are no production sales contracts, transportation agreements or processing agreements which pertain to production from the Farmout Lands or the Workover Lands.

18. Repetition of Representations and Warranties

All representations and warranties given under Sections 16 and 17 above shall be deemed repeated and valid, true and correct as of the effective date of assignment of each of the earned interests, as such dates are determined pursuant to Section 5 (Earning Provision – Assignment Of Interest In the Farmout Lands) and Section 10 (f) (Earning Provision – Assignment Of Interest the Workover Lands) and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Test Well Earning Date and to the Workover Earning Date.

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19. Insurance:

As to all operations under this Agreement, Momentus shall carry for the benefit and protection of the Parties insurance described in Exhibit D of the Amended JOA.

20. Title:

Farmors shall provide Momentus with the right to review all title opinions, abstracts of title and other title information in Farmors possession with respect to the Farmout Lands or Workover Lands, at the FPEC and Samson offices provided, however, furnishing such items shall not be construed as a warranty or representation by FPEC and Samson of title or ownership. Momentus shall provide Farmors with a copy of all curative work and title information resulting from any additional title examinations conducted by Momentus.

21. Indemnity:

SUBJECT TO SECTION 21(B) BELOW, THE PARTIES SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND EACH PARTY INDIVIDUALLY AND EACH PARTY'S AFFILIATES, AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, MEMBERS, PARTNERS, INVESTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS OR ASSIGNS (COLLECTIVELY, THE "INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LAWSUITS, DAMAGES, AWARDS, PENALTIES, SETTLEMENTS, LOSSES, LIABILITIES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, EXPERT WITNESS EXPENSES AND REASONABLE ATTORNEYS' FEES) (COLLECTIVELY, "CLAIMS") ARISING FROM AN INDIVIDUAL PARTY'S PERFORMANCE UNDER THIS AGREEMENT OR AN INDIVIDUAL PARTY'S ACTS OR OMISSIONS (OR THE ACTS OR OMISSIONS OF AN INDIVIDUAL PARTY'S CONTRACTORS OR THEIR SUBCONTRACTORS OF ANY TIER) ON THE LANDS SUBJECT TO THIS AGREEMENT FROM AND AFTER THE EFFECTIVE DATE; PROVIDED, HOWEVER, A PARTY SHALL HAVE NO OBLIGATION TO INDEMNIFY A SPECIFIC INDIVIDUAL PARTY FROM ANY CLAIM ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT SPECIFIC INDIVIDUAL PARTY. A PARTY SHALL NOT BE LIABLE FOR, AND SHALL HAVE NO OBLIGATION TO INDEMNIFY ANOTHER PARTY FOR, ANY CLAIMS FOR CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING COMPENSATION FOR BUSINESS INTERRUPTION, LOSS OF PROFITS, LOSS OF OPPORTUNITY, OPPORTUNITY COSTS, RESERVOIR OR FORMATION DAMAGE, THE INABILITY TO PRODUCE PETROLEUM SUBSTANCES OR A DELAY IN THEIR PRODUCTION).

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22. Successors and Assigns

This Agreement is binding upon the Parties and their respective heirs, successors and assigns, and shall be a covenant running with the Farmout Lands and Workover Lands.

23. Force Majeure:

If Momentus is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, the obligations of Momentus, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with commercially reasonable diligence. Momentus shall provide Farmors with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure within a reasonable time after Momentus learns of the occurrence of the Force Majeure event. The settlement of strikes, lockouts and other labor difficulty shall be entirely within the discretion of Momentus and nothing in this Agreement shall require the settlement of strikes, lockouts, or other labor difficulty. "Force Majeure" means any cause or condition not within the reasonable control of Momentus and which, by the exercise of reasonable diligence, Momentus is unable to prevent or overcome, and without limiting the generality of the foregoing, such shall include delays or inabilities to obtain requisite permits to conduct the operations contemplated by this Agreement.

24. Notices:

All notices authorized or required by any provision of this Agreement shall be given in writing and delivered in person, by certified or registered U.S. Mail, overnight courier service, postage or charges prepaid, by facsimile or electronic mail over the Internet ("Email") and shall be addressed to the Party to whom the notice is given as follows (or to such other address as such Party may notify in writing):

(a)	If to FPEC:

Fort Peck Energy Company, LLC

1515 Wynkoop Street, Suite 360

Denver, CO 80202

Telephone:	303-546-7951
Facsimile:	303-448-8882

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(b)	If to Samson:

Samson Oil and Gas USA Montana, Inc.

1331 17th Street, Suite 710

Denver, Colorado 80202

Attention:	Land Department
Telephone:	303-295-0344
Facsimile:	303-295-1961

(c)	If to Momentus:

Momentus Energy LLC c/o Dentons U.S. LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Julia Papastravidis
Telephone:	212-768-6700
Facsimile:	212-768-6800

and copy sent to:

Momentus Energy Corp.

Suite 370, 800 – 6th Avenue SW,

Calgary AB T2P 3G3

Attention:	Land Department
Telephone:	403-861-6329

25. Governing Law, Venue, and Waiver of Jury Trial:

(a) The domestic law, without regard to conflicts of laws principles, of the state of Montana will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

(b) Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in the State of Montana, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum.

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(c) Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver voluntarily and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 25.

26. Entire Agreement:

This Agreement, together with all Exhibit(s), constitutes the entire Agreement between the Parties as to the subject matter herein and supersedes all prior negotiations or agreements pertaining to such. Any amendments to this Agreement shall be made in writing.

27. Momentus Energy Corp.:

Momentus Energy Corp. (an Alberta company), Momentus Energy USA Corp (an Alberta company), and Momentus Energy Inc. (a Delaware company), (the latter being the sole member of Momentus, each an affiliate of Momentus, shall herein be known individually and collectively as “Momentus Companies”. Momentus Companies shall be jointly and severally liable with Momentus for any duties, obligations, or liabilities of Momentus incurred pursuant to this Agreement as an affiliate of Momentus Companies. Any reference to "Momentus" or "Farmee" in this Agreement shall also refer to Momentus Companies to the extent Momentus Companies becomes a party to or performs any obligation pursuant to this Agreement as an affiliate of or parent of Momentus. Momentus Companies shall guarantee the performance of Momentus, and any payment or obligation incurred by Momentus pursuant to this Agreement. Farmors need not exhaust remedies against Momentus, but may proceed directly against Momentus Companies to secure any payment or obligation incurred by Momentus or Momentus Companies pursuant to this Agreement.

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28. Relationship of the Parties:

With respect to this Agreement, each Party shall not be considered the agent, partner, employee or fiduciary of any other Party, nor shall this Agreement be construed as creating a mining partnership, joint venture or other partnership or association. Each Party shall be responsible only for its obligations as provided in this Agreement and shall be liable only for its proportionate share of the costs of performing its obligations under this Agreement. All of the obligations and liabilities under this Agreement shall be several and not joint or collective. The Parties elect not to be treated as a partnership under the Internal Revenue Code of 1986 or under any Income Tax Laws of the state in which the lands covered hereby are located, and specifically elect to be excluded from all such provisions thereof.

29. Headings:

The heading of the several paragraphs and/or Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of the terms and provisions hereof.

30. Time:

Time is of the essence of this Agreement.

31. Further Assurances:

The Parties agree to execute, acknowledge and deliver any additional instruments, agreements or other documents and to do any other acts and things which may be necessary to more fully and effectively accomplish the intent of the Parties as set forth in this Agreement.

32. Memorandum of Agreement:

This Agreement shall not be placed of record; however, a Memorandum of Agreement, in the form attached as Exhibit 8, shall be placed of record in Roosevelt County, Montana.

33. Counterparts and Facsimile or Email Signatures:

This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Facsimile or Email signatures shown on imaged documents are considered binding.

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34. Exhibits:

The Exhibit(s) to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

[this space intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the date first set forth above.

FORT PECK ENERGY COMPANY, LLC

By:	Lynn D. Becker, Manager
Date:

SAMSON OIL AND GAS USA MONTANA, INC.

By:	Terry Barr, President and CEO
Date:

MOMENTUS ENERGY LLC, by its sole member MOMENTUS ENERGY INC.

By:	Peter Henry, Director, Momentus Energy Inc.
Date:

The undersigned acknowledge their joint and several liability with respect to the duties, obligations or liabilities of Momentus in this Agreement, in accordance with the terms and conditions thereof.

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MOMENTUS ENERGY CORP.

By:	Paul Starnino, Director
Date:

MOMENTUS ENERGY USA CORP.

By:	Paul Starnino, Director
Date:

MOMENTUS ENERGY INC.

By:	Peter Henry, Director
Date:

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EXHIBITS

1.	Farmout Lands – Descriptions of Leases and Lands

2.	Farmout Lands – Map

3.	Seismic Data Lands - Map

4.	A. Workover Lands - Descriptions of Leases and Lands

B. Workover Lands - Map

5.	Existing Joint Operating Agreement with Exhibits

6.	A. Form of Federal Assignment

B. Form of County Assignment

C. Form of Project Development Agreement Assignment

7.	Farmout Interests – Existing Burdens, Liens & WI Ownership

8.	Memorandum of Farmout Agreement

SCHEDULES

I.	Rights of First Refusal or Preferential Rights to Purchase.

II.	Areas of Mutual Interest.

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